UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form 8-K
Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): 11/7/2008
WASHINGTON MUTUAL, INC.
(Exact name of registrant as specified in its charter)
Commission File Number: 1-14667

WASHINGTON (State or other jurisdiction of incorporation)	91-1653725 (IRS Employer Identification No.)
1301 SECOND AVENUE
SEATTLE, WASHINGTON 98101
(Address of principal executive offices, including zip code)
(206) 461-2000
(Registrant’s telephone number, including area code)
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events
     Washington Mutual, Inc. (the “Company”) and its affiliated chapter 11 debtor, WMI Investment, Corp. (“WMIC”, and together with the Company, the “Debtors”), filed a motion (the “Motion”) with the United States Bankruptcy Court for the District of Delaware (the “Court”) on October 24, 2008 seeking an order restricting certain transfers of interest in stock of the Debtors.
     On November 7, 2008, the Court entered an order granting the relief requested in the Motion on an interim basis. A final hearing on the Motion is scheduled for November 14, 2008 at 10:00 a.m. at the Court, 824 Market Street, 5th Floor, Wilmington, Delaware 19801. If the requested relief is granted, any acquisition, disposition, or other transfer in violation of the restrictions set forth in the proposed order (attached to the Motion) on or after October 24, 2008 shall be null and void ab initio as an act in violation of the automatic stay under sections 105(a) and 362 of the Bankruptcy Code.
     The Motion applies to “Substantial Equityholders,” being persons who are, or as a result of a transaction would become, the beneficial owner of 4.75% of the outstanding shares of the Company’s common stock, 4.5% of the outstanding shares of the Company’s 7.75% Series R Non-Cumulative Perpetual Convertible Preferred Stock, or 4.75% of any other series of the Company’s preferred stock. A copy of the Motion, which includes a complete definition of “Substantial Equityholders,” is available on the website of the Debtors’ claims agent: www.kccllc.net/wamu.

Signature(s)
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WASHINGTON MUTUAL, INC.
Date: November 7, 2008	By:	/s/ William Kosturos
William Kosturos
President, Vice President, General Auditor, Controller, Chief Financial Officer and Chief Restructuring Officer

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